EXHIBIT 10.15

WAREHOUSE AGREEMENT

This Warehouse Agreement (this “Agreement”) is entered into as of January 13, 2003 by and between Dickie Walker Marine, Inc. (“Warehouseman”) and Wells Fargo Bank, National Association (“Administrative Agent”).

WHEREAS, West Marine Products, Inc. (“Company”) periodically stores inventory and other property owned by the Company (“Personal Property”) in the warehouse leased by Warehouseman and located at 1405 South Coast Highway, Oceanside, CA 92054;

WHEREAS, Warehouseman has an interest in the Warehouse as lessee and as provider of storage space under a Strategic Alliance Agreement, as amended, with Company (“Contract”);

WHEREAS, the Administrative Agent and a syndicate of lenders has entered or is about to enter into a Credit Agreement with West Marine Finance Company, Inc. (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) and which has been or will be guaranteed by the Company, pursuant to which the Administrative Agent and the lenders agree to make financial accommodations available to the Company based, in part, on the value of the Personal Property of West Marine Finance Company, Inc. and Company, among others; and

WHEREAS, the Administrative Agent and the lenders would not extend such financial accommodations based on the value of the Personal Property but for Warehouseman’s entering into this Agreement;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Subject to Warehouseman’s claim for unpaid charges under the Contract, Warehouseman acknowledges and agrees that Administrative Agent has a first priority perfected security interest in the Personal Property and that any lien or rights of Warehouseman in the Personal Property is subordinate to Administrative Agent’s rights and security interest in the Personal Property.

2.    Warehouseman agrees that if it issues any warehouse receipts, it will issue only non-negotiable Warehouse receipts to Company regarding the Personal Property. Any purported issuance of negotiable warehouse receipts shall be null and void. Under no circumstances will the Warehouseman take title to the Personal Property or hold itself out to any person as the owner of any of the Personal Property.

3.    Upon advice from the Administrative Agent in writing that an Event of Default has occurred under and as defined in the Credit Agreement, Warehouseman agrees to release the Personal Property only to the parties and in the manner directed by the Administrative

Agent. Until so advised by the Administrative Agent, Warehouseman may release Personal Property in accordance with Company’s instructions.

4.    Warehouseman agrees that upon reasonable notice by the Administrative Agent from time to time, whether before or after an Event of Default under the Credit Agreement, but not more than twice during any twelve month period, representatives of the Administrative Agent or its designee may inspect and make abstracts from the Warehouseman’s books and records pertaining to the Personal Property, and be present at the Warehouse to otherwise inspect and identify the Personal Property, all in such manner as the Administrative Agent or such designee may reasonably request.

5.    Warehouseman agrees that the Contract will not be amended in any material manner which affects the Personal Property without the prior written consent of the Administrative Agent, with such consent not unreasonably or untimely withheld. Any purported amendment to the Contract in any material manner which affects the Personal Property without such consent shall be null and void.

6.    Warehouseman agrees to give notice within five (5) days of any default which materially adversely affects the Personal Property by Company of any provisions of the Contract to the Administrative Agent at:

Wells Fargo Bank, National Association

65 West Alisal Street, 2nd Floor

Salinas, CA 93901

Attn: Patrick Bishop

Telecopier: (831) 757-7345

Telephone: (831) 754-5078;

provided, that, the failure of Warehouseman to give any such notice shall not impair any of Warehouseman’s rights under the Contract or impose any liability on it to the Administrative Agent and the lenders. However, Warehouseman agrees that it shall not terminate the Contract following a breach of the Contract by the Company unless it has provided such notice to the Administrative Agent, and the Administrative Agent shall thereupon have the right but not the obligation to cure such default within ten (10) days. Any failure by the Administrative Agent to cure such default shall not otherwise affect the rights of the Administrative Agent hereunder.

7.    This Agreement shall be governed by and construed under the laws of the State of California and shall inure to the benefit of and be binding upon the successors, heirs and assigns of Warehouseman and the Administrative Agent. This Agreement contains the entire agreement of the parties and supersedes any and all prior agreements among the parties with respect to the subject matter hereof. If any provision of this Agreement is unenforceable, this Agreement shall be ineffective to the extent of such unenforceability without invalidating the remaining provisions of this Agreement.

8.    In the event of any action in relation to this Agreement, the prevailing party, in addition to all other sums to which it may be entitled, shall be entitled to reasonable attorneys’ fees.

9.    EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET OR OTHERWISE CONCERNING THIS AGREEMENT.

10.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first set forth above.

DICKIE WALKER MARINE, INC. (“Warehouseman”)

By:	/S/ JULIE KNUDSEN
Name:	Julie Knudsen
Title:	President & COO

WELLS FARGO BANK, NATIONAL ASSOCIATION (“Administrative Agent”)

By:	/S/ PATRICK BISHOP
Name:	Patrick Bishop
Title:	Vice President

AGREED TO:

WEST MARINE PRODUCTS, INC. (“Company”)

By:	/S/ RUSSELL SOLT
Name:	Russell Solt
Title:	Chief Financial Officer

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